Exhibit 99.1

For Immediate Release:	Contact:	Peter D. Goldstein
General Counsel
(914) 921-7774

For further information please visit
www.gabelli.com

GAMCO Commences Tender Offer for up to $10 Million of its
2-Year Puttable Subordinated Notes due 2023
At $1,014 per $1,000 Note

Greenwich, Connecticut, March 28, 2022 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) announced today that it commenced a tender offer (the “Offer”) to purchase for cash up to $10 million aggregate principal amount of its 2-Year Puttable Subordinated Notes due 2023 (CUSIP No. 361438AC8) (the “Notes”) at a price equal to $1,014 per $1,000 principal amount of validly tendered and not properly withdrawn Notes (“Purchase Price”).

The Offer will expire at 12:00 Midnight, Eastern Time, on Monday, April 25, 2022 (one minute after 11:59pm Eastern Time on April 24, 2022), unless extended.  Notes must be tendered prior to the expiration of the Offer, and existing tenders of Notes may be withdrawn at any time prior to the expiration of the Offer.  Withdrawn Notes will be returned to their holders in accordance with the terms of the Offer.

The Offer is not conditioned on our receipt of financing or on any minimum principal amount of Notes being validly tendered and not properly withdrawn on or prior to the expiration date.  However, the Offer is subject to certain customary conditions.  Subject to these conditions, if less than $10 million aggregate principal amount of Notes is validly tendered and not properly withdrawn, we will accept all Notes tendered.  If more than $10 million aggregate principal amount of Notes is validly tendered and not properly withdrawn, we will accept the tender of Notes and pay the Purchase Price for: (i) the Notes tendered by holders who own $100,000 or less in aggregate principal amount of Notes and (ii) if necessary to enable us to purchase $10 million aggregate principal amount of Notes, the Notes tendered by all other holders on a pro rata basis. The remaining Notes will still be puttable to the Company upon 60 days’ notice at par.

GAMCO intends to fund the Offer with cash on hand.  As of March 18, 2022, the aggregate principal amount of the Notes outstanding was $50,999,000.  Our directors and executive officers, including our Chairman, Chief Executive Officer, and Co-Chief Investment Officer - Value, Mario J. Gabelli, have not indicated to us whether they intend to tender their Notes in the Offer. Certain of our other affiliates, including Associated Capital Group, Inc. and GGCP, Inc., have indicated to us that they intend to tender some or all of their Notes in the Offer. As of March 18, 2022, Mr. Gabelli beneficially owned $42,658,000 principal amount of Notes (including Notes held by our affiliates Associated Capital Group, Inc. and GGCP, Inc.), and our other directors and executive officers beneficially owned, in the aggregate, an additional $387,000 principal amount of Notes.

The terms and conditions of the Offer are set forth in an offer to purchase, a letter of transmittal and related documentation being sent to holders of the Notes (the “Offering Documents”).  GAMCO has retained Computershare Trust Company, N.A. (“Computershare”) to serve as the depositary for the Offer.  A copy of the Offering Documents may be obtained from the Company at (914) 921-5149.  Please contact the Company with any questions regarding the Offer.

This Press Release does not constitute an offer to sell or purchase, the solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, the Notes.  No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, purchase or sale would be unlawful.  The Offer is being made solely pursuant to the Offering Documents.  None of GAMCO, any of its directors, officers or employees, or Computershare is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Offer.  Holders of Notes are strongly encouraged to evaluate carefully all information in the Offering Documents and to consult their investment and tax advisors before making any decision regarding tendering their Notes.

About GAMCO Investors, Inc.

GAMCO is known for its research-driven approach to equity investing. GAMCO conducts its investment advisory business principally through two subsidiaries: GAMCO Asset Management Inc. (approximately 1,400 institutional and private wealth separate accounts, principally in the U.S.) and Gabelli Funds, LLC (24 open-end funds, 14 closed-end funds, 3 actively managed semi-transparent ETFs, and a SICAV). GAMCO serves a broad client base including institutions, intermediaries, offshore investors, private wealth, and direct retail investors. In recent years, GAMCO has successfully attracted and integrated new teams of RIAs, by providing a strong combination of corporate culture, reputation, and compensation arrangements.

GAMCO offers a wide range of solutions for clients across Value and Growth Equity, ESG, Convertibles, sector-focused strategies including Gold and Utilities, Merger Arbitrage, and Fixed Income. In 1977, GAMCO launched its flagship All Cap Value strategy, Gabelli Value, and in 1986 entered the mutual fund business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements.”  Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy, the effects of the Tax Cuts and Jobs Act, and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that could cause our actual results to differ from our expectations include risks associated with the duration and scope of the ongoing coronavirus pandemic resulting in volatile market conditions, a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations, and the ongoing impacts of the Tax Cuts and Jobs Act with respect to tax rates and the non-deductibility of certain portions of NEO compensation. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors  contained in our Form 10-K and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.